Exhibit 10.5

SECOND AMENDMENT

THIS SECOND AMENDMENT (this "Amendment") is made and entered into as of October 14, 2014, by and between EOP-700 NORTH BRAND, L.L.C., a Delaware limited liability company ("Landlord"), and APOLLO MEDICAL HOLDINGS, INC., a Delaware corporation ("Tenant").

RECITALS

A.	Landlord and Tenant are parties to that certain lease dated December 16, 2011 (the "Original Lease"), as previously amended by Commencement Letter dated February 6, 2012 and First Amendment dated November 8, 2012 (the "First Amendment")(as amended, the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 3,111 rentable square feet (the "Existing Premises") described as Suite No. 220 on the second (2nd) floor of the building commonly known as 700 North Brand located at 700 North Brand Boulevard, Glendale, California (the "Building").

B.	The Lease will expire by its terms on January 14, 2017 (the "Extended Expiration Date"), and the parties wish to extend the term of the Lease on the following terms and conditions.

C.	The parties wish to relocate the Premises (defined in the Lease) from the Existing Premises to the space containing approximately 16,484 rentable square feet described as Suite Nos. 1400, 1425 and 1450 on the 14th floor of the Building and shown on Exhibit A attached hereto (the "Substitution Space"), on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Extension. The term of the Lease is hereby extended through the last day of the 72nd full calendar month following the Substitution Rent Commencement Date (defined in Section 2.l.A. below) (the "Second Extended Expiration Date"). The portion of the term of the Lease begi1ming January 15, 2017 (the "Second Extension Date") and ending on the Second Extended Expiration Date shall be referred to herein as the "Second Extended Term".

2.	Substitution.

2.1.	Substitution Term. From and after the Substitution Effective Date (defined in Section 2.l.A below), the Premises shall be the Substitution Space, subject to the terms hereof (the "Substitution"). The term of the Lease for the Substitution Space (the "Substitution Term") shall commence on the Substitution Effective Date and, unless sooner terminated in accordance with the Lease, end on the Extended Expiration Date. From and after the Substitution Effective Date, the Substitution Space shall be subject to all the terms and conditions of the Lease except as provided herein. Except as may be expressly provided herein, (a) Tenant shall not be entitled to receive, with respect to the Substitution Space, any allowance, free rent or other financial concession granted with respect to the Existing Premises, and (b) no representation or warranty made by Landlord with respect to the Existing Premises shall apply to the Substitution Space. Notwithstanding anything herein to the contrary, Landlord and Tenant acknowledge that Landlord shall have primary possession of the Substitution Space for the purpose of performing the Tenant Improvement Work during the period beginning on the Substitution Effective Date and ending on the Substitution Rent Commencement Date (the "Construction Period"). Tenant shall have no obligation to pay Base Rent or Additional Rent for the Substitution Space during the Construction Period. In addition, Landlord shall indemnify, defend, protect, and hold Tenant harmless from any obligation, loss, claim, action, liability, penalty, damage, cost or expense (including reasonable attorneys' and consultants' fees and expenses) that is imposed or asserted by any third party and arises from (a) any negligence or willful misconduct of Landlord or any Landlord Parties (defined in Section 10.1 of the Original Lease) in the Substitution Space during the Construction Period, or (b) the performance of Tenant Improvement Work by Landlord in the Substitution Space.

A.	Substitution Effective Date; Substitution Rent Commencement Date. As used herein, "Substitution Effective Date" means December 15, 2014. As used herein, the "Substitution Rent Commencement Date" the earlier to occur of (i) the date on which Tenant first conducts business in the Substitution Space, or (ii) the date on which the Tenant Improvement Work (defined in Exhibit B attached hereto) is Substantially Complete (defined in Exhibit B attached hereto), which is anticipated to be February 1, 2015 (the "Target Substitution Rent Commencement Date"). The adjustment of the Substitution Rent Commencement Date and, accordingly, the postponement of Tenant's obligation to pay rent for the Substitution Space shall be Tenant's sole remedy if the Tenant Improvement Work is not Substantially Complete on the Substitution Rent Commencement Date. Without limiting the foregoing, during the period prior to the Substitution Rent Commencement Date, Tenant shall continue to pay rent for the Existing Premises in accordance with the terms of the Lease.

B.	Confirmation Letter. At any time after the Substitution Rent Commencement Date, Landlord may deliver to Tenant a notice substantially in the form of Exhibit C attached hereto, as a confirmation of the information set forth therein. Tenant shall execute and return (or, by written notice to Landlord, reasonably object to) such notice within five (5) days after receiving it.

2.2.	Existing Premises. Subject to the terms hereof, effective as of the Existing Premises Expiration Date (defined below), the term of the Lease shall expire with respect to the Existing Premises with the same force and effect as if such term were, by the provisions of the Lease, fixed to expire with respect to the Existing Premises on the Existing Premises Expiration Date. As used herein, "Existing Premises Expiration Date" means the day prior to the Substitution Rent Commencement Date. Without limiting the foregoing:

A.	Tenant shall surrender the Existing Premises to Landlord in accordance with the ten11s of the Lease on or before the Existing Premises Expiration Date.

B.	Tenant shall remain liable for all Rent and other amounts payable under the Lease with respect to the Existing Premises for the period up to and including the Existing Premises Expiration Date, even though billings for such amounts may occur after the Existing Premises Expiration Date.

C.	Tenant's restoration obligations with respect to the Existing Premises shall be as set forth in the Lease.

D.	If Tenant fails to surrender any portion of the Existing Premises on or before the Existing Premises Expiration Date, Tenant's tenancy with respect to the Existing Premises shall be subject to Section 16 of the Original Lease.

E.	Any other rights or obligations of Landlord or Tenant under the Lease relating to the Existing Premises that, in the absence of the Substitution, would have survived the expiration date of the Lease shall survive the Existing Premises Expiration Date.

3.	Base Rent. With respect to the Substitution Space during the Substitution Term, the schedule of

Base Rent shall be as follows:

Period During Substitution Term	Annual Rate Per Square Foot (rounded to the nearest 100the of a dollar)	Monthly Base Rent
Substitution Effective Date through the day prior to the Substitution Rent Commencement Date	$0	$0
Substitution Rent Commencement Date through last day of the 12th full calendar month following the Substitution Rent Commencement Date	$27.60	$37,913.20
13th through 24th full calendar months following the Substitution Rent Commencement Date	$28.43	$39,053.34
25th through 36th full calendar months following the Substitution Rent Commencement Date	$29.28	$40,220.96
37th through 48th full calendar months following the Substitution Rent Commencement Date	$30.16	$41,429.79
49th through 60th full calendar months following the Substitution Rent Commencement Date	$31.06	$42,666.09
61 sty full calendar month of Substitution Term following the Substitution Rent Commencement Date through the last day of Substitution Term	$32.00	$43,957.33

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

BASE RENT ABATEMENT. Notwithstanding anything in this Section of the Amendment to the contrary, so long as Tenant is not in Default (as defined in Section 19 of the Original Lease) under the Lease, Tenant shall be entitled to an abatement of Base Rent in the amount of: (a) $18,956.60 per month applicable to 11 consecutive full calendar months of the Substitution Term beginning with the second (2"d) full calendar month of the Substitution Term following the Substitution Rent Commencement Date, and (b) $19,526.67 applicable to the 13th full calendar month of the Substitution Term following the Substitution Rent Commencement Date. The total amount of Base Rent abated in accordance with the foregoing shall equal $228,049.27 (the "Abated Base Rent"). If Tenant Defaults at any time during the Substitution Term and fails to cure such Default within any applicable cure period under the Lease, all Abated Base Rent shall immediately become due and payable. The payment by Tenant of the Abated Base Rent in the event of a Default shall not limit or affect any of Landlord's other rights, pursuant to this Amendment, the Lease or at law or in equity. Only Base Rent shall be abated pursuant to this Section, and all Additional Rent (as defined in Section 3 of the Original Lease) and other costs and charges specified in this Amendment and/or the Lease shall remain as due and payable pursuant to the provisions of this Amendment and/or the Lease.

Notwithstanding the foregoing, upon written notice to Tenant from time to time (a "Purchase Notice"), Landlord shall have the right to purchase, by check or wire transfer of available funds, all or any part (in whole-month increments only) of the Abated Base Rent that had not previously been applied as a credit against Base Rent. Landlord's Purchase Notice shall set forth the month(s) of abatement that Landlord elects to purchase and the total Abated Base Rent that Landlord elects to purchase (the "Purchase Amount"). The Purchase Amount to be paid by Landlord shall be paid simultaneously with the giving of such notice. Upon payment of the Purchase Amount by Landlord to Tenant, the Abated Base Rent shall be reduced by an amount equal to the Purchase Amount. Upon request by Landlord, Landlord and Tenant shall enter into an amendment to the Lease to reflect the Purchase Amount paid by Landlord and the corresponding reduction of the Abated Base Rent.

4.	Additional Security Deposit. Upon Tenant's execution hereof, Tenant shall pay Landlord the sum of $102,340.50, which shall be added to and become part of the Security Deposit, if any, held by Landlord pursuant to Section 21 of the Original Lease. Accordingly, simultaneously with the execution hereof, the Security Deposit is hereby increased from $29,531.49 to $131,871.99.

5.	Tenant's Share. With respect to the Substitution Space during the Substitution Term following the Substitution Rent Commencement Date, Tenant's Share shall be 7.7571%.

6.	Expenses and Taxes. With respect to the Substitution Space during the Substitution Term following the Substitution Rent Commencement Date, Tenant shall pay for Tenant's Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, with respect to the Substitution Space during the Substitution Term following the Substitution Rent Commencement Date, the Base Year for Expenses and Taxes shall be calendar year 2015.

7.	Improvements to Substitution Space.

7.I.	Condition and Configuration of Substitution Space. Tenant acknowledges that it has inspected the Substitution Space and agrees to accept it in its existing condition and configuration, without any representation by Landlord regarding its condition or configuration and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.

7.2.	Responsibility for Improvements to Substitution Space. Landlord shall perform improvements to the Substitution Space in accordance with Exhibit B attached hereto.

8.	Representations. Tenant represents and warrants that, as of the date hereof and the Existing Premises Expiration Date: (a) Tenant is the rightful owner of all of the Tenant's interest in the Lease; (b) Tenant has not made any disposition, assignment, sublease, or conveyance of the Lease or Tenant's interest therein; (c) Tenant has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in com1ection with Tenant's occupa11cy of the Existing Premises; (d) no other person or entity has an interest in the Lease, collateral or otherwise; and (e) there are no outstanding contracts for the supply of labor or material and no work has been done or is being done in, to or about the Existing Premises which has not been fully paid for and for which appropriate waivers of mechanic's liens have not been obtained.

9.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

9.1.	California Public Resources Code § 25402.10. If Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy consumed at the Property, Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord's option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about such consumption that Landlord, in its reasonable judgment, is required to disclose to a prospective buyer, tenant or mortgage lender under California Public Resources Code § 25402.10 or any similar law.

9.2.	California Civil Code Section 1938. Pursuant to California Civil Code § 1938, Landlord hereby states that the Existing Premises and the Substitution Space have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52).

.3.	Temporary Space.

A.	During the period beginning on the later of the full and final execution of this Amendment by Landlord and Tenant, delivery of the additional Security Deposit and delivery of all initial certificates of insurance required by this Lease (which certificates of insurance shall specifically cover both the Temporary Space during the Temporary Space Term, as hereinafter defined, and the Premises), and ending on the Substitution Rent Commencement Date (such period being referred to herein as the "Temporary Space Term"), Landlord shall allow Tenant to use approximately 2,397 rentable square feet of space known as Suite No. 240 located on the second (2nd) floor of the Building as shown on Exhibit A-1 of this Amendment (the "Temporary Space") for the Permitted Use. During the Temporary Space Term, the Temporary Space shall be deemed the "Premises" for purposes of Section 10 (Indemnification; Insurance) of the Original Lease. Such Temporary Space shall be accepted by Tenant in its "as-is" condition and configuration, it being agreed that Landlord shall be under no obligation to perform any work in the Temporary Space or to incur any costs in connection with Tenant's move in, move out or occupancy of the Temporary Space. Tenant acknowledges that it shall be entitled to use and occupy the Temporary Space at its sole cost, expense and risk. Tenant shall not construct any improvements or make any alterations of any type to the Temporary Space without the prior written consent of Landlord. All costs in connection with making the Temporary Space ready for occupancy by Tenant shall be the sole responsibility of Tenant.

B.	The Temporary Space shall be subject to all the terms and conditions of the Lease except as expressly modified herein and except that (i) Tenant shall not be entitled to receive any allowances, abatement or other financial concession in connection with the Temporary Space which was granted with respect to the Premises unless such concessions are expressly provided for herein with respect to the Temporary Space, (ii) the Temporary Space shall not be subject to any renewal or expansion rights of Tenant under the Lease, (iii) Tenant shall not be required to pay Base Rent for the Temporary Space during the Temporary Space Term, and (iv) Tenant shall not be required to pay Tenant's Share of Expenses and Taxes for the Temporary Space during the Temporary Space Term.

C.	Upon termination of the Temporary Space Term, Tenant shall vacate the Temporary Space and deliver the same to Landlord in the same condition that the Temporary Space was delivered to Tenant, ordinary wear and tear excepted. At the expiration or earlier termination of the Temporary Space Term, Tenant shall remove all debris, all items of Tenant's personalty, and any trade fixtures of Tenant from the Temporary Space. Tenant shall be fully liable for all damage Tenant or Tenant's agents, employees, contractors, or subcontractors cause to the Temporary Space.

D.	Tenant shall have no right to hold over or otherwise occupy the Temporary Space at any time following the expiration or earlier termination of the Temporary Space Term, and in the event of such holdover, Landlord shall immediately be entitled to institute dispossessory proceedings to recover possession of the Temporary Space, without first providing notice thereof to Tenant. In the event of holding over by Tenant after expiration or termination of the Temporary Space Term without the written authorization of Landlord, Tenant shall pay, for such holding over, $9,588.00 for each month or partial month of holdover, plus all consequential damages that Landlord incurs as a result of the Tenant's hold over. During any such holdover, Tenant's occupancy of the Temporary Space shall be deemed that of a tenant at sufferance, and in no event, either during the Temporary Space Term or during any holdover by Tenant, shall Tenant be determined to be a tenant-at-will under applicable law. While Tenant is occupying the Temporary Space, Landlord or Landlord's authorized agents shall be entitled to enter the Temporary Space, upon reasonable notice, to display the Temporary Space to prospective tenants

9.4.	Parking. During the Substitution Term, Tenant shall have the right, but not the obligation, to rent from Landlord up to 58 unreserved parking passes, at the rate of $60.00 per unreserved parking pass, per month, plus applicable taxes during the Substitution Tenn. Such rate shall not be subject to increase during the Substitution Term. Prior to the Substitution Rent Commencement Date, Tenant shall notify Landlord in writing of the number of unreserved parking passes which Tenant initially elects to use during the Substitution Term, but in no event more than the maximum number of unreserved parking passes set forth herein. Thereafter, Tenant may increase or decrease the number of unreserved parking passes to be used by Tenant pursuant to this Section 9.4 upon a minimum of 30 days prior written notice to Landlord, provided that in no event may Tenant elect to use more than the maximum number of unreserved parking passes set forth herein.

Subject to availability, Tenant shall also have the right to lease additional unreserved parking passes on a month-to-month basis (the "Month-to-Month Passes"). The term for only the Month-to-Month Passes shall automatically renew for consecutive periods of one (1) month each until terminated by either party by written notice of termination delivered to the other party. Any such termination shall be effective as of the last day of the first full month following the date written notice of termination is delivered to the other party by the terminating party. Tenant shall pay Landlord, as Additional Rent in accordance with Section 3 of the Original Lease, the then current rate for unreserved parking in the Parking Facility (as defined in Section 24 of the Original Lease) for such Month-to-Month Passes, as such rate may be adjusted from time to time.

9.5.	No Options. The parties hereto acknowledge and agree that during the Substitution Term Tenant shall have no rights to extend the term of the Lease, or expand, terminate or contract the Premises. The parties agree that any rights existing in the Lease to extend the term of the Lease, or expand, terminate or contract the Premises shall be deleted in their entirety and are of no further force ru1d effect.

10.	Miscellaneous.

10.1.	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

10.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

10.3.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

10.4.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

10.5.	Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

10.6.	Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

EOP-700 NORTH BRAND, L.L.C., a Delaware limited liability company

By:	Frank Campbell
	Name:	Frank Campbell
	Title:	Market Managing Dir.

TENANT:

APOLLO MEDICAL HOLDINGS, INC., a Delaware corporation

By:	/s/ Warren Hossenian

Name:	Warren Hossenian

Title:	CEO

EXHIBIT A

OUTLINE AND LOCATION OF SUBSTITUTION
SPACE

EXHIBIT A-1

OUTLINE AND LOCATION OF TEMPORARY SPACE

2ND FLOOR • SUITE 240 • 2,397 RSF

EXHIBIT B

WORK LETTER

As used in this Exhibit B (this "Work Letter"), the following terms shall have the following meanings: "Agreement" means the Amendment of which this Work Letter is a pa1i. "Premises" means the Substitution Space. "Tenant Improvements" means all improvements to be constructed in the Premises pursuant to this Work Letter. "Tenant Improvement Work" means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements.

1	ALLOWANCE.

1.1       Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the "Allowance") in the amount of $659,360.00 (i.e., $40.00 per rentable square foot of the Premises) to be applied toward the (i) Allowance Items (defined in Section 1.2 below) and to the extent that the Allowance exceeds the Construction Pricing Proposal, (ii) a credit against Base Rent coming due under the Lease from and after the last day of the 13th full calendar month of the Substitution Term following the Substitution Rent Commencement Date, and/or (iii) the cost of purchasing and installing cabling, furniture, fixtures, and equipment to be used in the Premises by Tenant; provided that the total portion of the Allowance that is applied toward the items described in (ii) and (iii) shall not exceed, in the aggregate,$329,680.00 (i.e., $20.00 per rentable square foot of the Premises). Tenant, by written notice to Landlord (the "Allowance Notice") shall advise Landlord of the manner in which Tenant desires to apply any unused Allowance. Any portion of the Allowance that is applied as a credit against Base Rent shall be applied against 50% of the installment of Base Rent for the 14th full calendar month of the Substitution Term following the Substitution Rent Commencement Date, and, if necessary, 50% of the installment of Base Rent for consecutive calendar months thereafter. Any portion of the Allowance that is applied toward the cost of purchasing and installing cabling, furniture, fixtures, and/or equipment to be used in the Premises shall be disbursed to Tenant within 30 days after the later to occur of: (x) receipt of paid invoices from Tenant with respect to Tenant's actual costs of purchasing and installing the cabling, furniture, fixtures, and/or equipment to be used in the Premises as described above, and (y) the Substitution Rent Commencement Date; provided that Tenant shall also be required to provide Landlord the unconditional waivers of mechanics lien with respect to any items that relate to work of a type for which a mechanics lien could be potentially be filed. Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Allowance Items, to the extent such costs exceed the lesser of (a) the Allowance, or (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Work Letter. Notwithstanding any contrary provision of this Agreement, if Tenant fails to use the entire Allowance by the last day of the 24 full calendar month of the Substitution Term, the unused amount shalt reve1i to Landlord and Tenant shall have no further rights with respect thereto; provided, however, that any portion of the Allowance that Tenant previously elected to apply as a credit against Base Rent shall not be forfeited and such Base Rent credits shall continue for as long as necessary to assure that Tenant has received the full benefit of such credit against Base Rent.

1.2	Disbursement of Allowance.

1.2.1       Allowance Items. Except as otherwise provided in this Work Letter, the Allowance shall be disbursed by Landlord only for the following items (the "Allowance Items"): (a) the fees of the Architect (defined in Section 2.1 below) and the Engineers (defined in Section 2.1 below), and any fees reasonably incurred by Landlord for review of the Plans (defined in Section 2.1 below) (which fees, notwithstanding any contrary provision of this Agreement, shall not exceed $0.12 per rentable square foot of the Premises) by Landlord's third party consultants; (b) plan-check, permit and license fees relating to performance of the Tenant Improvement Work; (c) the cost of performing the Tenant Improvement Work, including after hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors' fees and general conditions; (d) the cost of any change to the base, shell or core of the Premises or Building required by the Plans (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (e) the cost of any change to the Plans or Tenant Improvement Work required by Law; (f) the Coordination Fee (defined in Section 3.2.2 below); (g) sales and use taxes; and (h) all other costs expended by Landlord in connection with the performance of the Tenant Improvement Work.

2	PLANS AND PRICING.

2.1       Selection of Architect. Landlord shall retain the architect/space planner (the "Architect") and the engineering consultants (the "Engineers") of Landlord's choice to prepare all architectural plans for the Premises and all engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety, and sprinkler work in the Premises. The plans and drawings to be prepared by the Architect and the Engineers shall be referred to in this Work Letter as the "Plans." Tenant shall be responsible for ensuring that all elements of the design of the Plans are suitable for Tenant's use of the Premises, and neither the preparation of the Plans by the Architect or the Engineers nor Landlord's approval of the Plans shall relieve Tenant from such responsibility.

2.2       Initial Programming Information. Tenant shall deliver to Landlord, in writing, all information necessary in the judgment of Landlord, the Architect and the Engineers for the preparation of a conceptual space plan for the Premises (a "Space Plan"), including layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, the number and sizes of workstations, number and size of kitchen, copy, reception and storage areas (collectively, the "Initial Programming Information"). The Initial Programming Information shall be consistent with Landlord's requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the balance of the Building (collectively, the "Landlord Requirements") and shall otherwise be subject to Landlord's reasonable approval. Landlord shall provide Tenant with notice approving or reasonably disapproving the Initial Programming Information within 5 business days after the later of Landlord's receipt thereof or the mutual execution and delivery of this Agreement. If Landlord disapproves the Initial Programming Information, Landlord's notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord's objections. If Landlord disapproves the Initial Programming Information, Tenant shall modify the Initial Programming Information and resubmit it for Landlord's review and approval. Such procedure shall be repeated as necessary until Landlord has approved the Initial Programming Information.

2.3      Space Plan. After approving the Initial Programming Information, Landlord shall cause the Architect to prepare and deliver to Tenant a Space Plan that conforms to the Initial Programming Information. Such preparation and delivery shall occur within I 0 business days after the later of Landlord's approval of the Initial Programming Information or the mutual execution and delivery of this Agreement. Tenant shall approve or disapprove the Space Plan by notice to Landlord. If Tenant disapproves the Space Plan, Tenant's notice of disapproval shall specify any revisions Tenant desires in the Space Plan. After receiving such notice of disapproval, Landlord shall cause the Architect to revise the Space Plan, taking into account the reasons for Tenant's disapproval (provided, however, that Landlord shall not be required to cause the Architect to make any revision to the Space Plan that is inconsistent with the Landlord Requirements or that Landlord otherwise reasonably disapproves), and resubmit the Space Plan to Tenant for its approval. Such revision and resubmission shall occur within 5 business days after the later of Landlord's receipt of Tenant's notice of disapproval or the mutual execution and delivery of this Agreement if such revision is not material, and within such longer period of time as may be reasonably necessary if such revision is material. Such procedure shall be repeated as necessary until Tenant has approved the Space Plan.

2.4         Additional Programming Information. After approving the Space Plan, Tenant shall deliver to Landlord, in writing, all information that, together with the Space Plan, is necessary in the judgment of Landlord, the Architect and the Engineers to complete the architectural, engineering and final architectural working drawings for the Premises in a form that is sufficient to enable subcontractors to bid on the work and to obtain all applicable permits for the Tenant Improvement Work (the "Construction Drawings"), including electrical requirements, telephone requirements, special HVAC requirements, plumbing requirements, and all interior and special finishes (collectively, the "Additional Programming Information"). The Additional Programming Information shall be consistent with the Landlord Requirements and shall otherwise be subject to Landlord's reasonable approval. Landlord shall provide Tenant with notice approving or reasonably disapproving the Additional Programming Information within5 business days after the later of Landlord's receipt thereof or the mutual execution and delivery of this Agreement. If Landlord disapproves the Additional Programming Information, Landlord's notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord's objections. If Landlord disapproves the Additional Programming Information, Tenant shall modify the Additional Programming Information and resubmit it for Landlord’s review and approval. Such procedure shall be repeated as necessary until Landlord has approved the Additional Programming Information. If requested by Tenant, Landlord, in its sole and absolute discretion, may assist Tenant, or cause the Architect and/or the Engineers to assist Tenant, in preparing all or a portion of the Additional Programming Information; provided, however, that, whether or not the Additional Programming Information is prepared with such assistance, Tenant shall be solely responsible for the timely preparation and delivery of the Additional Programming Information and for all elements thereof and, subject to Section 1 above, all costs relating thereto.

2.5         Construction Drawings. After approving the Additional Programming Information, Landlord shall cause the Architect and the Engineers to prepare and deliver to Tenant Construction Drawings that conform to the approved Space Plan and the approved Additional Programming Information. Such preparation and delivery shall occur within 10 business days after the later of Landlord's approval of the Additional Programming Information or the mutual execution and delivery of this Agreement. Tenant shall approve or disapprove the Construction Drawings by notice to Landlord. If Tenant disapproves the Construction Drawings, Tenant's notice of disapproval shall specify any revisions Tenant desires in the Construction Drawings. After receiving such notice of disapproval, Landlord shall cause the Architect and/or the Engineers to revise the Construction Drawings, taking into account the reasons for Tenant's disapproval (provided, however, that Landlord shall not be required to cause the Architect or the Engineers to make any revision to the Construction Drawings that is inconsistent with the Landlord Requirements or that Landlord otherwise reasonably disapproves), and resubmit the Construction Drawings to Tenant for its approval. Such revision and resubmission shall occur within 5 business days after the later of Landlord's receipt of Tenant's notice of disapproval or the mutual execution and delivery of this Agreement if such revision is not material, and within such longer period of time as may be reasonably necessary if such revision is material. Such procedure shall be repeated as necessary until Tenant has approved the Construction Drawings; provided that if Tenant requests more than two (2) sets of revisions to the Construction Drawings, any delays in connection with the third (3rd) and subsequent revisions shall be deemed to be a Tenant Delay. The Construction Drawings approved by Landlord and Tenant are referred to in this Work Letter as the "Approved Construction Drawings".

2.6      Construction Pricing. Within a reasonable time after the Approved Construction Drawings are approved by Landlord and Tenant, Landlord shall provide Tenant with Landlord's reasonable estimate (the "Construction Pricing Proposal") of the cost of all Allowance Items to be incurred by Tenant in connection with the performance of the Tenant Improvement Work pursuant to the Approved Construction Drawings. Tenant shall provide Landlord with notice approving or disapproving the Construction Pricing Proposal. If Tenant disapproves the Construction Pricing Proposal, Tenant's notice of disapproval shall be accompanied by proposed revisions to the Approved Construction Drawings that Tenant requests in order to resolve its objections to the Construction Pricing Proposal, and Landlord shall respond as required under Section 2.7 below. Such procedure shall be repeated as necessary until the Construction Pricing Proposal is approved by Tenant. Upon Tenant's approval of the Construction Pricing Proposal, Landlord may purchase the items set forth in the Construction Pricing Proposal and commence construction relating to such items.

2.7       Revisions to Approved Construction Drawings. If Tenant requests any revision to the Approved Construction Drawings, Landlord shall provide Tenant with notice approving or reasonably disapproving such revision, and, if Landlord approves such revision, Landlord shall have such revision made and delivered to Tenant, together with notice of any resulting change in the most recent Construction Pricing Proposal, if any, within 5 business days after Landlord's receipt of such request if such revision is not material, and within such longer period of time as may be reasonably necessary if such revision is material, whereupon Tenant, within one (1) business day, shall notify Landlord whether it desires to proceed with such revision. If Landlord has commenced performance of the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision. Landlord shall not revise the Approved Construction Drawings without Tenant's consent, which shall not be unreasonably withheld, conditioned or delayed.

2.8      Time Deadlines. Tenant shall use its best effo1is to cooperate with Landlord and its architect, engineers and other consultants to complete all phases of the Plans, approve the Construction Pricing Proposal and obtain the permits for the Tenant Improvement Work as soon as possible after the execution of this Agreement, and Tenant shall meet with Landlord, in accordance with a schedule determined by Landlord, to discuss the parties' progress. Without limiting the foregoing, Tenant shall approve the Construction Pricing Proposal pursuant to Section 2.6 above on or before Tenant's Approval Deadline (defined below). As used in this Work Letter, "Tenant's Approval Deadline" means October 24, 2014 provided, however, that Tenant's Approval Deadline shall be extended by one day for each day, if any, by which Tenant's approval of the Construction Pricing Proposal pursuant to Section 2.6 above is delayed by any failure of Landlord to perform its obligations under this Section 2.

3	CONSTRUCTION.

3.1      Contractor. A contractor designated by Landlord (the "Contractor") shall perform the Tenant Improvement Work. In addition, Landlord may select and/or approve of any subcontractors, mechanics and material men used in connection with the performance of the Tenant Improvement Work.

3.2      Construction.

3.2.1      Over-Allowance Amount. If the Construction Pricing Proposal exceeds the Allowance, then, concurrently with its delivery to Landlord of approval of the Construction Pricing Proposal, Tenant shall deliver to Landlord cash in the amount of such excess (the "Over-Allowance Amount"). Any Over-Allowance Amount shall be disbursed by Landlord before the Allowance and pursuant to the same procedure as the Allowance. After the Construction Pricing Proposal is approved by Tenant, if any revision is made to the Approved Construction Drawings or the Tenant Improvement Work that increases the Construction Pricing Proposal, or if the Construction Pricing Proposal is otherwise increased to reflect the actual cost of all Allowance Items to be incurred by Tenant in connection with the performance of the Tenant Improvement Work pursuant to the Approved Construction Drawings, then Tenant shall deliver any resulting Over-Allowance Amount (or any resulting increase in the Over- Allowance Amount) to Landlord immediately upon Landlord's request.

3.2.2      Landlord's Retention of Contractor. Landlord shall independently retain the Contractor to perform the Tenant Improvement Work in accordance with the Approved Construction Drawings. Tenant shall pay a construction supervision and management fee (the "Landlord Supervision Fee") to Landlord in an amount equal to 3% of the aggregate amount of all Allowance Items other than the Landlord Supervision Fee.

3.2.3      Contractor's Warranties. Tenant waives all claims against Landlord relating to any defects in the Tenant Improvements; provided, however, that Landlord shall obtain a commercially reasonable one-year warranty from Contractor with respect to the performance of the Tenant Improvement Work (the "Warranty"). If, within the period covered by the Warranty, Tenant provides notice to Landlord of any defect in the Tenant Improvements, then Landlord shall, at Landlord's expense, use reasonable efforts to enforce such Warranty directly against the Contractor for Tenant's benefit.

4	COMPLETION.

4.1      Substantial Completion. For purposes of determining the Substitution Rent Commencement Date, and subject to Section 4.2 below, the Tenant Improvement Work shall be deemed to be "Substantially Complete" upon the completion of the Tenant Improvement Work pursuant to the Approved Construction Drawings (as reasonably determined by Landlord), with the exception of any details of construction, mechanical adjustment or any other similar matter the non-completion of which does not materially interfere with Tenant's use of the Premises.

4.2      Tenant Delay. If the Substantial Completion of the Tenant Improvement Work is delayed (a "Tenant Delay") as a result of (a) any failure of Tenant to approve the Construction Pricing Proposal pursuant to Section 2.6 above on or before Tenant's Approval Deadline; (b) Tenant's failure to timely approve any matter requiring Tenant's approval; (c) any breach by Tenant of this Work Letter or the Lease; (d) any request by Tenant for a revision to the Approved Construction Drawings (except to the extent such delay results from any failure of Landlord to perform its obligations under Section 2.7 above); (e) Tenant's requirement for materials, components, finishes or improvements that are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Tenant Improvement Work as set forth in this Agreement; or (f) any other act or omission of Tenant or any of its agents, employees or representatives, then, notwithstanding any contrary provision of this Agreement, and regardless of when the Tenant Improvement Work is actually Substantially Completed, the Tenant Improvement Work shall be deemed to be Substantially Completed on the date on which the Tenant Improvement Work would have been Substantially Completed if no such Tenant Delay had occurred. Notwithstanding the foregoing, Landlord shall not be required to tender possession of the Premises to Tenant before the Tenant Improvement Work has been Substantially Completed, as determined without giving effect to the preceding sentence.

5     MISCELLANEOUS. Notwithstanding any contrary provision of this Agreement, if Tenant defaults under this Agreement before the Tenant Improvement Work is completed, then (a) Landlord's obligations under this Work Letter shall be excused, and Landlord may cause the Contractor to cease performance of the Tenant Improvement Work, until such default is cured, and (b) Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work. This Work Letter shall not apply to any space other than the Premises.

6      LANDLORD’S INITIAL CONSTRUCTION. Landlord, at its sole cost and expense, shall remove the existing internal staircase connecting the Substitution Space to the 12th floor of the Building and restore the concrete slab floor, to a slab finish (collectively, the "Initial Landlord Work"). Without limitation, Tenant, at its cost, shall be responsible for any improvements or finishes to be installed over such concrete slab floor. Notwithstanding any contrary provision of this Agreement, the Initial Landlord Work shall be performed at Landlord's expense and shall not be deemed Tenant Improvements, Tenant Improvement Work or an Allowance Item. Landlord shall use commercially reasonable efforts to cause the Initial Landlord Work to be performed in a manner that efficiently coordinated with the performance of the Tenant Improvement Work; provided, however, that Landlord shall not be required to delay performance of, or pay overtime rates for, the Initial Landlord Work.